Exhibit 21

Subsidiaries of the Registrant

The following is a list of the subsidiaries of Provident New York Bancorp

    Name                                                State of Incorporation

    Hardenburgh Abstract Company of Orange County,Inc.  New York
    Provident Bank                                      United States of America
    Provest Services Corp.                              New York (inactive)
    Provest Services Corp. I                            New York
    Provest Services Corp. II                           New York
    Provident REIT, Inc.                                New York
    Provident Municipal Bank                            New York
    Shawangunk Holding Co., Inc.                        New York (inactive)
    Warsave Development Co.                             New York
    WSB Funding, Inc.                                   New York